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                                                                    EXHIBIT 10-A


                    SEPARATION AGREEMENT AND GENERAL RELEASE



         THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "AGREEMENT") is made and entered into as of this 25th day of July, 2003 (the "EFFECTIVE DATE"), by and between TruServ Corporation, a Delaware corporation (the "Company"), and Neil A. Hastie ("HASTIE").


                                    RECITALS

         A. Hastie has been employed by the Company as its Senior Vice President, Chief Information Officer.

         B. Hastie's employment with the Company terminated on July 8, 2003.

         NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

         1. Termination of Employment. Effective the close of business on July 8, 2003, Hastie's employment with the Company shall terminate along with any other positions he may hold with the Company. Hastie agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company.

         2. Payments. Hastie shall receive the following amounts and entitlements in connection with his separation from the Company:

         (a) Salary Continuation. The Company shall continue to pay Hastie his base salary, as in effect on July 8, 2003, for a period of twelve (12) months (the "SEVERANCE PERIOD") ending July 7, 2004 on the normal payroll dates during this period.

         (b) Vacation/Expenses. Hastie agrees that as of the date of his termination, he was entitled to fifteen (15) days of accrued but unused vacation. Such payment shall be made to Hastie no later than the first payroll date after July 8, 2003. Hastie agrees to submit whatever business expenses he has incurred but not yet submitted for reimbursement to the Company within fourteen (14) days. The Company will reimburse the reasonable expenses in accord with its usual policies, and deduct any outstanding monies owed on his behalf.

         (c) Medical, Dental and Disability Benefits. Hastie may elect to continue his medical and dental insurance coverage, as mandated by COBRA, which the Company agrees to extend from the required 18 months to 24 months. If Hastie elects such insurance coverage under COBRA, the Company agrees that it shall, during Hastie's Severance Period (12 months), pay for such coverage at the same rate the Company pays for medical and dental insurance coverage for its active employees under its group medical and dental plan (with Hastie required to pay for any employee paid portion of such coverage). At the end of the Severance Period, if Hastie is not employed and eligible for medical insurance, the company shall continue to pay for COBRA coverage at the same rate as the company paid during the Severance Period for an additional six months. If Hastie elects to continue medical and dental coverage for the full 24 months being offered, he shall be solely responsible for the full COBRA premium for the last 6 months.

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         The Company agrees to provide Hastie with the appropriate documentation needed to convert his long term disability policy.

         (d) Qualified Pension & SERP Plans. The TruServ Deferred Lump Sum Pension Plan and Non-qualified Supplemental Retirement Plan ("SERP") benefit shall be payable to Hastie in a single sum within one hundred twenty (120) days of the Effective Date.

         (e) Outplacement. The Company shall pay for twelve (12) months of outplacement services for Hastie, to be provided by an outplacement service provider selected by the Company. It is agreed that the Company's sole obligation in this respect is to pay, directly to the outplacement firm, for such outplacement services, as contracted with the provider. Any dispute between Hastie and the outplacement agency shall be deemed a dispute solely between Hastie and the outplacement agency and shall not in any way be construed as a breach of this Separation Agreement and General Release.

         (f) Key Associate Incentive Plan. Hastie shall maintain his eligibility to receive payment under the 2003 Key Associate Incentive Plan based on the performance against objectives achieved by the Company. If such payment is earned, it will be prorated to the date of Hastie's termination, and will be paid by the end of the first quarter, 2004.

         (g) Withholding. The Company and Hastie acknowledge and agree that all payments made pursuant to Paragraph 2(a), (f) and the Non-qualified Supplemental Retirement Plan are "wages" for purposes of FICA, FUTA and income tax withholding and the Company shall therefore withhold from any payments hereunder the amounts it determines to be necessary to satisfy all tax withholding obligations.

         (h) Other. Except as otherwise provided under this Agreement, no other sums (contingent or otherwise) including executive perquisites, shall be paid to Hastie in respect of his employment by the Company, or as additional separation amounts, and any such sums or amounts (whether or not owed) are hereby expressly waived by Hastie. The foregoing notwithstanding, (i) Hastie shall be entitled to receive his account balance as of the Effective Date, if any, under the Company's Section 401(k) Plan and (ii) in the event of Hastie's death prior to his receipt of all the benefits to which he is entitled hereunder, Hastie's estate shall continue to receive any amounts due him under this Paragraph 2 provided, however, if on the date of such death, Hastie is engaged in substantially full-time employment or substantially full-time work, then the payments set forth in 2 (a) shall terminate.

         3. General Release. As a material inducement to the Company to enter into this Separation Agreement and General Release and in consideration of the payments to be made by the Company to Hastie in Paragraph 2 above, Hastie, with full understanding of the contents and legal effect of this General Release and having the right and opportunity to consult with his counsel, waives, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "RELEASED Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent,


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liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits, this General Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. ss. 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim (including, but not limited to, any claims arising under that certain Employment Letter dated February 23, 1998, under any company severance policy or plan, and under any Long Term Incentive Plan or similar program), claim for equity or phantom equity, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, intentional infliction of emotional distress, negligence or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Hastie further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Hastie hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

         Excluded from this release are any claims which cannot be waived or released by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Hastie does, however, waive Hastie's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Hastie's behalf. Hastie represents and warrants that Hastie has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

         Based on the knowledge the Company has as of the Effective Date, the Company has no basis for or intention to sue Hastie.

         4. Covenant Not to Sue. Hastie, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. The foregoing notwithstanding, this Paragraph 4 shall not preclude Hastie from (i) filing a claim with respect to the enforcement of the terms of this Agreement, (ii) receiving vested benefits under any employee pension plan, as defined in Section 3(2) of ERISA;
(iii) enforcing rights, if any,


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to indemnification as may be provided for under the Company's by-laws or under any directors' and officers' liability insurance; and (iv) challenging the release of his age discrimination claims under the ADEA. If Hastie violates this Agreement by suing the Company, other than under the ADEA, Hastie shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Alternatively, in the event Hastie sues the Company (other than under the ADEA), Hastie may, at the Company's option, be required to return all monies and other benefits paid to Hastie pursuant to this Agreement.

         5. Breach/Indemnification. Hastie will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any material breach or failure by Hastie to comply with any or all of the provisions of this Agreement. Hastie further agrees that his continuing entitlement to the payments described in Paragraphs 2(a), (d) and (e) is contingent on his compliance with the provisions of this Agreement. Further, he acknowledges that a breach of any provision of this Agreement by him shall entitle the Company, at its sole discretion, to cease making payments under this Agreement and to recover amounts already paid hereunder, provided the Company has served Hastie with written notice of his breach or failure to comply, and Hastie does not adequately cure such breach or failure within five (5) days of receipt of notice.

         6. Nondisparagement. From and after July 8, 2003, Hastie represents that he has not made, and agrees that he will not make, release or cause to be made or released any disparaging, derogatory, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, member, agent, employee, or other person acting on the Company's behalf). From and after July 8, 2003, the Company represents that no member of the control group, including Pamela Forbes Lieberman, Amy W. Mysel, and Cathy C. Anderson has made, released or caused to be made or released and agree that they will not make, release or cause to be released any disparaging, derogatory or misleading written or oral statements about Hastie.

         7.       Protective Agreement.

         (a) Confidentiality. Hastie agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "CONFIDENTIAL INFORMATION" of the Company acquired by Hastie during his relationship with the Company and its predecessors. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how (including vendor managed data, pricing, internet custom catalogue, the underlying code for the Triad Unity System, and IT system design), formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any matters relating to the legal affairs of the Company or matters relating to the activities of the Company's Board of Directors; (d) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or


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limitations; and (e) any other information, written, oral or electronic, which pertains to the Company's affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in Hastie's possession prior to the date of his original employment with the Company or its predecessors, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. Hastie further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 7(a).

         (b) Restrictions. Except on behalf of the Company, Hastie agrees that he will not, at any time prior to July 8, 2005, directly or indirectly:

                  (1) solicit on his own behalf or on behalf of any other person or entity, the services of any person who is a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees (or any individual who was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee (or any individual who was an employee of the Company during the year preceding such hire) of the Company into employment with him or any other person or entity; or

                  (2) become associated, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent, consultant or in any other capacity, with the following businesses or related entities: Ace Hardware Corporation, Do-It-Best Corporation, Orgill, Inc, Handy Andy, Five Star Group, and Distribution America, Sears, PRO, Home Depot, and Lowes.

Notwithstanding the foregoing, the restriction set forth in Paragraph 7 (b) (2) shall terminate on July 8, 2004, as to Sears, Home Depot and Lowes.

         (c) Enforcement. It is agreed that breach of this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 7, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. In addition to, but not in lieu of, the remedies contained herein, the Company and Hastie agree that for purposes of this Separation Agreement and General Release, damages will be difficult to assess and, in recognition thereof, Hastie shall pay and the Company shall accept as liquidated damages, and not as a penalty, the sum of $250,000. Hastie will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing this Paragraph 7.


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8.       Company Property. Hastie agrees to return to the Company by July 9,
2003 all Company property in his possession or control, including but not limited to all Company credit cards, documents, memoranda, information, computers or related equipment, telephones, keys, identification cards and anything else belonging to the Company, regardless of location. Hastie agrees to permanently and fully delete from his personally owned computer(s) and information devices all Company information or software of any kind. Hastie agrees to complete this deletion by July 11, 2003 and to make his computer(s) and information devices available for inspection and verification by the Company. Additionally, Hastie agrees not to enter, damage, interfere with, log on to, or otherwise use in any way any Company information system at any time. Hastie further represents that he has not destroyed, deleted or otherwise removed from the Company any property belonging to the Company and agrees that he will not destroy, delete or otherwise remove from the Company any property belonging to the Company.


9. Severability. If any provision of this Separation Agreement and General Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

10. Waiver. A waiver by the Company of a breach of any provision of this Separation Agreement and General Release by Hastie shall not operate or be construed as a waiver or estoppel of any subsequent breach by Hastie. No waiver by the Company shall be valid unless in writing and signed by an authorized officer of the Company.

11.      Miscellaneous Provisions.

                  (a) Announcements. Hastie and the Company agree that he and it will keep the terms and amounts set forth in this Separation Agreement and General Release completely confidential and, except as may be required by law, will not disclose any information concerning this Agreement's terms and amounts to any person other than his or its attorney, accountant, tax advisor, or in the case of Hastie, his immediate family. Hastie agrees and acknowledges that he will make no announcement about his termination or about the affairs of the Company, which is in any manner inconsistent with the terms of this Agreement, and further agrees and acknowledges that any press or other written, oral or electronic public releases, or statements concerning his termination, the terms of this Agreement or about the affairs of the Company shall be issued by the Company only. The foregoing notwithstanding, Hastie shall not be prohibited from recounting his professional accomplishments while employed by the Company for the sole purpose of obtaining future employment.


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                  (b)      Knowing and Voluntary. Hastie represents and
certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on July 9, 2003, by this Agreement, the Company advised him to consult with an attorney prior to executing this Agreement and further advised him that he had twenty-one (21) days (until July 30, 2003) within which to consider this Agreement. Hastie is voluntarily entering into this Agreement and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself. Further, Hastie acknowledges that the consideration provided him in exchange for his execution of this Separation Agreement and General Release includes consideration in addition to what he would otherwise be entitled to as a matter of law or policy of the Company.

                  (c) Revocation. Hastie acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of this Agreement, and as such this Agreement will not be effective or enforceable until such seven (7)-day period has expired.

                  (d) Compliance. Hastie agrees that he shall sign the second quarter 2003 Sarbanes-Oxley internal management team representation form provided to the Company's Chief Executive Officer and Chief Financial Officer, as of July 8, 2003 if he reasonably believes it is proper to do so.

12. Complete Agreement. Other than vested employee benefits in the SERP and 401(k) plan, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Hastie's employment with the Company or the termination of Hastie's employment with the Company.

13. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the "LEGAL MATTERS") involving the Company, or any of its current or former officers, employees or Board members (collectively, the "DISPUTING PARTIES" or, individually, a "DISPUTING PARTY"), Hastie agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the sole judgment of the Company, be reasonably requested. Hastie may engage his own legal counsel in such legal matters, and, to the extent permitted under the Company's Directors' and Officers' insurance policy, such legal counsel will be reimbursed accordingly. In addition, Hastie agrees that, through July 8, 2004, he shall be available from time to time to provide consulting services to the Company for up to one hundred (100) hours, as are reasonably assigned to him by the Company in regard to its business (the "SERVICES"). The Services will include Hastie's advice, counsel and assistance to be furnished at the reasonable request of the Company from time to time in connection with its business and Information Systems department transition. The Company agrees to give Hastie reasonable notice of what Services it desires and when it desires them to be performed. Hastie shall diligently, competently and faithfully perform all duties, and shall use his best efforts to promote the Company.


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To the extent the Company requests services from Hastie after July 8, 2004,
Hastie shall be compensated at the rate of $175.00 per hour for each hour.

14. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both Hastie and the Company.


15. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

16. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:

         To the Company:            TruServ Corporation
                                    8600 West Bryn Mawr Avenue
                                    Chicago, Illinois 60631-3505
                                    Attn: Pamela Forbes Lieberman
                                    President and Chief Executive Officer

         To the Employee:           Neil A. Hastie
                                    3419 Winchester Lane
                                    Glenview, IL 60025

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, Hastie agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois.

18. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a constriction of the provisions hereof.

19. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, and to any person or entity that acquires the Company or all or substantially all of the assets of the Company.


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         PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS
BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN
EMPLOYMENT.

         IN WITNESS WHEREOF, Hastie and the Company have voluntarily signed this Separation Agreement and General Release consisting of nine (9) pages on the date set forth above.

TruServ Corporation


By:  /s/ Amy W. Mysel

  Its: Vice President of Human Resources          /s/ Neil A. Hastie
                                                  Neil A. Hastie



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